Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Increases 2018 Sales Guidance and Provides Estimated Third Quarter Sales Results

Continued Domestic Demand and International Launch of the t:slim X2 Insulin Pump Drive Growth

San Diego, September 25, 2018 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the only touchscreen insulin pumps with continuous glucose monitoring integration, today announced that it has increased its 2018 sales guidance to $150 million to $158 million, from $140 million to $148 million, following continued strong domestic sales in the third quarter and the recent launch of the t:slim X2™ Insulin Pump in select international markets. Compared to 2017 sales of approximately $108 million, the revised guidance range represents annual sales growth of 39 percent to 47 percent.

The revised sales guidance includes a projected $7 million to $8 million of sales in select geographies outside of the United States, which commenced in August 2018. Sales, training and customer service outside of the United States are being provided by regional distribution partners, except in Canada. The t:slim X2 Insulin Pump is currently under review by Health Canada. The Company is planning to launch in Canada in the fourth quarter, subject to obtaining regulatory approval.

Sales for the third quarter of 2018 are estimated to be in the range of $42 million to $44 million, which represents quarterly sales growth of 56 percent to 63 percent compared to approximately $27 million in the third quarter of 2017. Sales estimates for the third quarter of 2018 include approximately $2 million of projected sales in select geographies outside the United States.

“The sales momentum we are experiencing both domestically and internationally reinforces that we are successfully addressing the needs of people with diabetes worldwide,” said Kim Blickenstaff, President and Chief Executive Officer. “We are increasing our sales guidance as a reflection of this and the tremendous feedback we’ve been receiving on the t:slim X2 Insulin Pump.”

About Tandem Diabetes Care, Inc.

Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company dedicated to improving the lives of people with diabetes through relentless innovation and revolutionary customer experience. Tandem takes an innovative, user-centric approach to the design, development and commercialization of products for people with diabetes who use insulin. Tandem manufactures and sells the t:slim X2™ Insulin Pump, which features integrated continuous glucose monitoring. Tandem is based in San Diego, California.

Follow Tandem Diabetes Care on Twitter @tandemdiabetes; use #tslimX2 and $TNDM.

Follow Tandem Diabetes Care on Facebook at www.facebook.com/TandemDiabetes.

Follow Tandem Diabetes Care on LinkedIn at https://www.linkedin.com/company/tandemdiabetes.

Tandem Diabetes Care is a registered trademark and t:slim X2 is a trademark of Tandem Diabetes Care, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to, among other things, the Company’s estimated sales for the quarter ended September 30, 2018, the Company’s projected sales for 2018, the timing of review of its Canadian health care medical device license application, and the anticipated commercial launch of a Tandem product in Canada in the fourth quarter of 2018. The forward-looking statements made in this press release are subject to numerous risks and uncertainties and actual results could be materially different from the results projected or implied by these statements. For example, the Company’s actual estimated sales for the quarter ended September 30, 2018 have been projected based on information available to management prior to the end of the reporting period and have not been subject to any review procedures by our independent registered public accounting firm. In addition, the Company’s ability to achieve its projected sales results for 2018 will be impacted by the continued market acceptance of the Company’s new products by healthcare providers, third-party payors and people with diabetes; the timing and pattern of future orders from the Company’s independent distributors; uncertainty associated with the timing and outcome of Health Canada’s review of the t:slim X2 Insulin Pump currently pending regulatory approval; the Company’s ability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; and the potential that newer products that compete with the Company’s products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, may render our products obsolete or less desirable. Other risks and uncertainties are identified in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and other documents that we file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

Tandem Diabetes Care Contact Information:

Media: Steve Sabicer, 714-907-6264, ssabicer@thesabicergroup.com

Investors: Susan Morrison, 858-366-6900 x7005, IR@tandemdiabetes.com

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